Exhibit 10.1

INVESTAR HOLDING CORPORATION

SECOND AMENDED AND RESTATED

2017 LONG-TERM INCENTIVE COMPENSATION PLAN

INVESTAR HOLDING CORPORATION

SECOND AMENDED AND RESTATED

2017 LONG-TERM INCENTIVE COMPENSATION PLAN

Section 9 - Stock Appreciation Rights		14
9.1	General Provisions	14
9.2	Manner of Exercise	14
9.3	Determination of Settlement Amount	14
9.4	Effect of Separation From Service	14
9.5	No Dividend Equivalent Rights	15
Section 10 - Other Stock-Based Awards		15
10.1	General Provisions	15
10.2	Dividend Equivalent Accounts	15
Section 11 - General Provisions		16
11.1	Amendment and Termination	16
11.2	Transferability of Incentives	16
11.3	Withholding	17
11.4	Change in Control	17
11.5	Additional Legal Requirements	18
11.6	Fractional Shares	19
11.7	Certificates	19
11.8	Additional Holding Period	19
11.9	Governing Law	19
11.10	Other Benefits	19
11.11	No Limit on Other Compensation Arrangements	19
11.12	Status	19
11.13	Code Section 409A	20
11.14	Incentive Agreements	20
11.15	Clawback	20
11.16	Data Privacy	20

INVESTAR HOLDING CORPORATION

SECOND AMENDED AND RESTATED

2017 LONG-TERM INCENTIVE COMPENSATION PLAN

Investar Holding Corporation, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), hereby establishes this Second Amended and Restated 2017 Long-Term Incentive Compensation Plan (the “Plan”).

Section 1 -	Purpose

This Plan provides for the grant of compensation related to the Company’s Common Stock (as defined below), which compensation is intended to align the financial interests of the recipients thereof with the interests of the Company and its shareholders.

Section 2 -	Definitions

2.1    Affiliate means the Bank and any other corporation or other form of entity of which the Company owns, from time to time, directly or indirectly, at least 80% of the total combined voting power of all classes of stock or other equity interests.

2.2    Bank means Investar Bank.

2.3    Base Amount means the dollar denominated amount with respect to which the value of a SAR is measured.

2.4    Board or Board of Directors means the Board of Directors of the Company.

2.5    Cause, unless otherwise specified in an employment or similar agreement between a Participant and the Company or an Affiliate, means that a Participant has:

a.

Committed an intentional act of fraud, embezzlement or theft in the course of employment or otherwise engaged in any intentional misconduct which is materially injurious to the financial condition or business reputation of the Company or its Affiliates;

b.

Committed intentional damage to the property of the Company and its Affiliates or committed intentional wrongful disclosure of proprietary information or confidential information, which is materially injurious to the financial condition or business reputation of the Company or its Affiliates;

c.	Been convicted with no further possibility of appeal, or entered a guilty or nolo contendere plea, for a felony or a crime involving moral turpitude;

d.	Willfully and substantially refused to perform the essential duties of his or her position after written notice from the Company; or

e.	Intentionally, recklessly or negligently violated any material provision of any code of conduct or ethics or equivalent code or policy of the Company or the Bank that is applicable to the Participant.

The Committee, in its discretion, shall determine whether any Separation from Service is on account of Cause as defined herein, provided that no act or failure to act will be deemed “intentional” if it is due primarily to an error in judgment, but will be deemed “intentional” only if done or omitted to be done by a Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate.

2.6    Change in Control means and shall be deemed to occur upon the consummation of a Change in Equity Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:

a.

A “Change in Equity Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that once any person or group acquires more than 50% of the aggregate fair market value or voting power of the Company’s capital stock, additional acquisitions by such person or group shall not be deemed to constitute an additional Change in Control hereunder.

b.

A “Change in Effective Control” means that a majority of the members of the Board of Directors is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board then serving prior to the date of such appointment or election.

c.

A “Change in the Ownership of Assets” means that any person or group acquires, or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition, all or substantially all of the assets of the Company.

d.

A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.

Notwithstanding the above and solely with respect to any Incentive that constitutes “deferred compensation” subject to Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A, without altering the definition of Change in Control for purposes of determining whether a Participant's rights to such Award become vested or otherwise unconditional upon the Change in Control.

2.7      Code means the Internal Revenue Code of 1986, as amended.

2.8      Committee means the Compensation Committee of the Board of Directors.

2.9      Common Stock means $1.00 par value per share common stock issued by the Company.

2.10    Disability means that a Participant is (a) eligible to receive Social Security disability benefits, or (b) actually receiving long-term disability benefits under a separate welfare benefit plan maintained by the Company or its Affiliates.

2.11    Effective Date means the date this Plan is approved by the Company’s Shareholders.

2.12    Employee means a regular, common law employee of the Company, the Bank or another Affiliate, including officers, determined in accordance with the Company’s standard personnel policies and practices.

2.13    Exchange Act means the Securities Exchange Act of 1934, as amended.

2.14    Exercise Price means the per share price at which an Option may be exercised.

2.15    Fair Market Value means the closing sales price of a share of Common Stock as quoted on a national securities exchange or other recognized system of reporting as of the date specified herein; if no Common Stock is traded on such date, then Fair Market Value shall be determined as of the immediately preceding date on which Common Stock was last traded or reported. If Common Stock is not traded or reported on any such national securities exchange or system of reporting, then Fair Market Value shall be determined by the Board or its designee in accordance with the provisions of Code Section 409A.

2.16    Good Reason means either of the following (without Participant's express written consent): (i) a material diminution in Participant's base salary as of the day immediately preceding the Change in Control or (ii) the Company's requiring Participant to be based at any office or location more than 35 miles from Participant's principal office or location as of the day immediately preceding the Change in Control. Notwithstanding the foregoing, a Participant shall not have the right to terminate the Participant's employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right Participant provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Participant must terminate Participant's employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period. Notwithstanding the foregoing, if a Participant is subject to an effective employment or change in control agreement with the Company or an Affiliate that contains a definition of “Good Reason,” then in lieu of the foregoing definition, for purposes of Incentives under this Plan, “Good Reason” shall have the meaning specified in such other agreement.

2.17    Grant Date means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Incentive to a Participant that specifies the key terms and conditions of the Incentive or, if a later date is set forth in such resolution, then such later date.

2.18   Incentive means a right to purchase or receive shares of Common Stock or cash in accordance with the terms of this Plan. An Incentive may be granted or awarded in the form of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Other Stock-Based Awards, or a combination thereof.

2.19    Incentive Agreement means the agreement between a Participant and the Company or notice from the Company containing the terms and conditions applicable to each Incentive granted or awarded hereunder.

2.20    Incentive Stock Option or ISO means an option to purchase shares of Common Stock which meets the requirements of Code Section 422 and is granted in accordance with Section 6.2 hereof.

2.21    Ledger Account means the bookkeeping account established by the Company to which RSUs or Other Stock-Based Awards and additional amounts may be credited.

2.22    Non-Employee Director means a member of the Board of Directors who is not also an Employee of the Company, the Bank or an Affiliate.

2.23    Nonqualified Stock Option means an option to purchase shares of Common Stock granted in accordance with the terms of Section 6.1 hereof.

2.24    Other Stock-Based Awards means any right or award granted under Section 10 hereof.

2.25    Option means an Incentive Stock Option or a Nonqualified Stock Option.

2.26    Participant means an Employee, Non-Employee Director or Consultant who is granted an Incentive under this Plan.

2.27    Performance Cycle means a period of time selected by the Committee over which the achievement of one or more Performance Objectives will be measured for purposes of determining a Participant’s right to an Incentive that vests or pays out based on achievement of Performance Objectives. Performance Cycles may be of varying and overlapping durations, at the discretion of the Committee.

2.28    Performance Objectives means performance criteria designated by the Committee to be achieved during a designated Performance Cycle. Such objectives may relate to the business and affairs of the Company, the Bank, another Affiliate, or a division, department, unit or profit center of the Company, the Bank or an Affiliate, including, but not limited to the following: (a) the attainment of goals related to the Company’s earnings per share (EPS), whether or not calculated on a fully diluted basis; (b) earnings before interest and taxes (EBIT); (c) return on equity (ROE); (d) return on investment (ROI); (e) return on invested capital (ROIC); (f) return on assets (ROA); (g) growth in net income; (h) growth in market share; (i) growth in loans; (j) appreciation in the price of Common Stock, whether with or without reinvested dividends; (k) the completion of strategic objectives; or (l) shareholder returns. Performance Objectives may be expressed with respect to the performance of the Company, the Bank and/or its Affiliates, as compared to a designated peer group or with respect to the completion of strategic objectives on an individual basis.

2.29    Restricted Stock means an award of Common Stock subject to restrictions on transfer or forfeiture as set forth in Section 7 hereof.

2.30    Restricted Stock Unit or RSU means a bookkeeping credit representing a share of Common Stock.

2.31    Restriction Period means the period during which Restricted Stock is subject to forfeiture restrictions on transfer or similar conditions.

2.32    Retirement means that a Participant voluntarily Separates from Service after he or she has attained age 60 and completed not less than five years of service with the Company, the Bank or another Affiliate.

2.33    Separation Date or Separation from Service or words of similar import means the later of the date on which (a) a Participant’s employment with the Company and its Affiliates ceases, or (b) the Company and such Participant reasonably anticipate that he or she will perform no further services for the Company and its Affiliates, whether as a common law employee or independent contractor. Notwithstanding the foregoing, a Participant may be deemed to have Separated from Service if he or she continues to provide services to the Company or an Affiliate after a separation event or other change in status, whether as an employee or an independent contractor, provided such continuing services are not more than 20% of the average level of services performed by such Participant during the 36-month period immediately preceding such separation event or change.

2.34    Stock Appreciation Right or SAR means a right, the value of which is based upon the appreciation of Common Stock and is granted in accordance with Section 9 hereof.

Section 3 -	Adoption; Reservation of Shares; Maximum Awards

3.1    Adoption and Effective Date. The 2017 Long-Term Incentive Compensation Plan, originally approved by the Company Shareholders on May 24, 2017, was subsequently amended and restated effective May 19, 2021, and shall be further amended and restated effective upon the Effective Date.

3.2    Duration. This Plan shall commence on its Effective Date and shall remain in effect until (a) all Incentives granted or awarded hereunder have been satisfied by the issuance of shares of Common Stock or cash payments or a combination thereof, or such Incentives have expired, otherwise terminated or been forfeited, or (b) restrictions or other Performance Objectives imposed on shares of Common Stock have been satisfied or lapsed. No Incentive shall be granted or awarded hereunder after May 19, 2036.

3.3    Number and Type of Shares. Subject to adjustment as provided in Sections 3.4 and 3.5 hereof, a maximum of 1,800,000 shares of Common Stock shall be reserved for issuance under the Plan, representing 600,000 shares initially authorized, an additional 600,000 authorized in 2021 and an additional 600,000 shares authorized in 2026. Such shares may be authorized and unissued shares, issued shares held as treasury shares or shares acquired on the open market or through private purchase.

3.4    Share Counting. The number of shares of Common Stock available for grant, award, transfer, issuance or other payment under the Plan shall be adjusted as follows:

a.

To the extent any shares of Common Stock covered by an Option or SAR granted under the Plan are not delivered to a Participant or permitted transferee because the Incentive is forfeited or canceled, or shares are not delivered because an Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under this Plan and such shares may again be issued under the Plan. Awards that by their terms may only be settled in cash shall have no effect on the Plan limit in Section 3.3.

b.	In the event that shares issued as an Incentive under the Plan are forfeited, such forfeited shares may again be issued under the Plan.

c.

The following shares may not again be made available for issuance as Incentives under the Plan: (i) shares delivered or withheld in payment of the exercise of an Option, (ii) shares delivered or withheld from payment of an Incentive to satisfy tax obligations with respect to the Incentive, and (iii) shares repurchased on the open market with the proceeds of the exercise price of an Option.

d.

With respect to SARs, if the SAR is payable in shares of Common Stock, all shares to which the SARs relate are counted against the Plan limits, rather than the net number of shares delivered upon exercise of the SAR.

3.5    Adjustments. In the event of any merger, consolidation or reorganization of the Company with another entity there shall be substituted for each of the shares of Common Stock then subject to the Plan the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of shares of Common Stock then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such substitution or adjustment, the Exercise Price of any Option, Performance Objectives applicable to any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted or substituted, as the case may be, such adjustment or substitution to be determined by the Committee to the extent necessary to prevent the dilution or enlargement thereof.

Section 4 -	Administration

4.1    Composition of the Committee. This Plan shall be administered by the Committee, provided, however, that: (a) the Board may act in lieu of the Committee as to any matter hereunder; and (b) any grant by the Committee may be made subject to the ratification or approval of the Board. When acting, the Board shall function as the Committee and possess all power and authority granted to the Committee hereunder.

4.2    Power and Authority. In addition to the power and authority set forth elsewhere in this Plan, the Committee shall have the discretionary power and authority to: (a) designate Participants hereunder; (b) grant Incentives, including the determination of the terms and conditions thereof; (c) construe and interpret the provisions of the Plan and any Incentive Agreement or other form or writing related thereto; (d) establish and adopt rules, regulations, and procedures relating to the Plan and the grant of Incentives hereunder; (e) interpret, apply and construe such rules, regulations and procedures; (f) accelerate any service-related vesting period or extend the exercise period applicable to any Incentive granted or awarded hereunder, subject to any expiration requirement imposed hereunder; and (g) make any other determination which it believes necessary or advisable for the proper administration of the Plan.

The Committee may delegate to the appropriate officers and employees of the Company or an Affiliate the performance of one or more of its ministerial duties hereunder. Subject to the terms of the Plan and applicable law, the Committee may further delegate to the Company’s Chief Executive Officer the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Incentives held by Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto; provided, however, that the per share exercise price of any Option or SAR granted by such officer shall be equal to or greater than the Fair Market Value of a share of Common Stock on the later of the Grant Date or the date the Participant's employment with or service to the Company commences.

4.3    Decisions Final. Decisions, interpretations and actions of the Committee concerning matters related to the Plan shall be final and conclusive on the Company and its Affiliates and Participants and their beneficiaries or heirs. Determinations may be made selectively among Participants who receive or are eligible to receive Incentives hereunder, whether or not such Participants are similarly situated.

4.4    Limitations on Grants and Awards. Notwithstanding any provision of this Plan to the contrary and unless otherwise permitted under applicable law or rules and regulations, to the extent that a grant hereunder is intended to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act, each acting member of the Committee shall be a “non-employee director” within the meaning of such rule.

4.5    Limits on Incentives.

a.

Except with respect to awards to Non-Employee Directors, the maximum number of shares of Common Stock that may be covered by Incentives, including Options and SARs, granted under the Plan to any Participant during a calendar year shall be 100,000 shares, and the maximum number of shares that may be covered by Incentives granted under the Plan to a Non-Employee Director during a calendar year shall be 30,000.

b.

Participants who are granted Incentives will be required to continue to provide services to the Company (or an Affiliate) for not less than one-year following the Grant Date in order for any such Incentives to fully or partially vest or be exercisable (subject to the Committee's discretion to accelerate the exercisability of such Incentives in connection with a Separation from Service or pursuant to Section 11.4). Notwithstanding the foregoing, Incentives related to up to 5% of the shares reserved for issuance under the Plan pursuant to Section 3.3 may provide for vesting, partially or in full, in less than one-year.

4.6    No Liability. The members of the Committee, including any officer or Employee acting at the request or direction of the Committee, shall have no liability to any Participant or other person for any action taken or omitted to be taken hereunder or any determination made in good faith in accordance with the terms of the Plan or any Incentive Agreement.

Section 5 -	Participation

5.1    Eligibility. Employees and consultants of the Company and its Affiliates shall be eligible to receive Incentives under this Plan, when designated by the Committee, and may be designated hereunder individually or by groups or categories, in the discretion of the Committee.

Non-Employee Directors shall be eligible to participate in the Plan. Members of the boards of directors of any Affiliate may be eligible to participate hereunder, when designated by the Committee.

5.2    No Continued Employment. No Participant shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of the grant of an Incentive or the issuance of Common Stock or other form of payment hereunder.

Section 6 -	Options

6.1    Grant of Options. The Committee may grant Options to such Participants as it may designate, from time to time, subject to the following:

a.	The Exercise Price shall be designated on the Grant Date and shall not be less than Fair Market Value as of such date.

b.	The number of shares of Common Stock subject to an Option shall be designated on the Grant Date.

c.	The term of each Option shall be designated on the Grant Date, but shall not be longer than ten years, measured from such date.

d.	Each Option shall be exercisable at such time or times during its term as may be determined by the Committee, subject to Section 4.5(b).

e.	The exercise of each Option may be further subject to such Performance Objectives, service vesting conditions or other terms and limitations as the Committee deems appropriate.

6.2    Incentive Stock Options. If an Incentive Stock Option is granted hereunder before this Plan is approved by a majority of the Company’s shareholders as contemplated under Code Section 422, the status of such Option as an ISO hereunder shall be contingent upon such timely approval. All shares of Common Stock reserved hereunder may be granted in the form of Incentive Stock Options.

The Committee may designate an Option granted hereunder as an Incentive Stock Option, in which event such Option shall be further subject to the following:

a.	Such designation shall be made on the Grant Date;

b.

No ISO shall be granted to a Participant hereunder if the aggregate Fair Market Value of Common Stock with respect to which such ISO is first exercisable during any calendar year (under this Plan and any other plans of the Company and its Affiliates) exceeds $100,000;

c.

No ISO shall be granted to any Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company (determined in accordance with Code Section 424), unless the exercise price of such option is not less than 110% of Fair Market Value, determined on the Grant Date, and the expiration of such Option is five years measured from the Grant Date;

d.	No ISO shall be granted to a consultant or Non-Employee Director; and

e.

An ISO granted hereunder shall be subject to such additional terms and conditions as the Committee deems necessary or advisable, consistent with the provisions of Code Section 422 and the regulations promulgated thereunder.

An ISO granted hereunder shall automatically be deemed a Non-qualified Stock Option to the extent that the requirements imposed hereunder, or under Code Section 422, are not satisfied, whether with respect to the grant or exercise of such Option or the disposition of Common Stock acquired upon the exercise thereof.

6.3    Effect of Separation From Service. Unless otherwise provided in an Incentive Agreement, if a Participant Separates from Service, Options granted hereunder, to the extent vested and exercisable as of such separation, shall be and remain exercisable until the earlier of the date on which any such Option would otherwise expire or:

a.	Two years following the date of the Participant’s death or Disability or Retirement; or

b.	Sixty days following a Participant’s involuntary Separation from Service without Cause or voluntary Separation from Service.

If a Participant’s Separation from Service is involuntary on account of Cause, then notwithstanding any provision of this Plan or any form or agreement to the contrary, Options granted hereunder, whether or not then vested, shall be deemed canceled and forfeited as of such Participant’s Separation Date, without the requirement of notice or the payment of compensation.

6.4    Expiration. To the extent not exercised within the period or periods prescribed hereunder, Options shall expire and be deemed forfeited to the Company.

6.5    Manner of Exercise. An Option shall be exercised, in whole or in part, by providing written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full Exercise Price for such shares, such notice to be provided in the form designated by the Committee for such purpose. Unless otherwise limited in an Incentive Agreement, the Exercise Price shall be payable, in the discretion of each Participant: (a) in the form of cash (including cash equivalents); (b) by delivery of previously acquired shares of Common Stock (whether mature or otherwise), including by means of attestation; (c) by the withholding of shares otherwise issuable upon exercise; or (d) by combination thereof. The Committee, in its discretion, may designate such other manner of exercise as the Board deems appropriate, from time to time. Common Stock tendered in payment of the Exercise Price, or withheld in consideration of such price, shall be valued at Fair Market Value as of the date of exercise.

Unless otherwise provided by the Committee in an Incentive Agreement, a Participant may exercise Options and contemporaneously sell the shares of Common Stock acquired thereby pursuant to a brokerage or similar arrangement, provided that the proceeds thereof are irrevocably applied to the payment of the Exercise Price of the shares.

6.6    No Rights as Stockholder. Prior to the issuance of shares of Common Stock upon the exercise of an Option, a Participant shall have no rights as a stockholder with respect to the shares subject to such Option, including the right to vote or to receive dividends.

Section 7 -	Restricted Stock

7.1    General Provisions. The Committee may award shares of Restricted Stock to such Participants as it may designate, from time to time, subject to the following terms and conditions:

a.	The number of shares of Restricted Stock subject to such award shall be determined by the Committee on the Grant Date;

b.	The Committee shall determine the consideration to be paid for such stock, if any;

c.

The Committee shall designate a Restriction Period, subject to Section 4.5(b), during which shares of Restricted Stock awarded hereunder shall be subject to such terms, conditions and restrictions the Committee, in its discretion, may determine, including, without limitation, restrictions on transfer or other disposition, forfeiture provisions, and/or restrictions based upon the achievement of Performance Objectives; and

d.

Unless otherwise provided by the Committee in an Incentive Agreement, during a Restriction Period shares of Restricted Stock awarded hereunder shall not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, whether voluntarily or involuntarily.

7.2    Enforcement of Restrictions. Restricted Stock awarded hereunder may be certificated or issued in book entry form, in the discretion of the Committee; provided that:

a.	Any such shares shall be legended, or subject to legend, to reflect any restrictions imposed in accordance with the provisions of Section 7.1 hereof;

b.	To the extent such shares are certificated, the Committee may further require that such shares be deposited in escrow with the Company; and

c.

The Committee may require with respect to such shares and as a condition of the award thereof that a Participant deliver to the Company a stock power endorsed in blank, pending the lapse of such restrictions or the expiration of the Restriction Period.

7.3    Dividends Payable During Restriction Period. If the Restriction Period applicable to any award hereunder exceeds 12 months, the Committee may provide that cash dividends payable on shares of Restricted Stock shall be allocated to a Ledger Account pending the lapse of such period, at which time the balance of such account shall be settled, and any amount not vested shall be forfeited; such settlement to be made in the form of cash or Common Stock, without liability for interest or gain thereon, as determined by the Committee.

Notwithstanding anything to the contrary herein, if the vesting of the shares of Restricted Stock is based upon the achievement of Performance Objectives, any and all cash and stock dividends payable on the shares of Restricted Stock shall not be paid currently, but shall accrue and remain subject to the achievement of the Performance Objective applicable to the underlying shares of Restricted Stock.

7.4    Lapse of Restrictions. The Committee shall notify each affected Participant at the end of each Restriction Period as to the number of shares of Common Stock with respect to which restrictions shall be deemed lapsed or Performance Objectives shall be deemed attained. The number of shares of Common Stock with respect to which such lapse or attainment has occurred shall then be delivered to each affected Participant free of restriction, or the Committee may cause such delivery to be made in book entry form.

7.5    Effect of Separation From Service. Unless otherwise provided in an Incentive Agreement, if a Participant Separates from Service during a Restriction Period:

a.

If such separation is on account of Retirement, death, Disability or involuntary termination by the Company without Cause and Restricted Stock is then subject to the attainment of Performance Objectives, such objectives shall be deemed satisfied with respect to (i) the number of shares of Restricted Stock with respect to which Performance Objectives are actually satisfied, determined at the end of the applicable Performance Cycle, multiplied by (ii) a fraction, the numerator of which is the number of days in such cycle prior to such Participant’s Separation Date and the denominator of which is the total number of days in such cycle. Shares of Common Stock subject to certification or delivery hereunder shall be certificated or otherwise delivered at the time prescribed in Section 7.5 hereof.

b.

If such separation is on account of death, Disability or involuntary termination by the Company without Cause and Restricted Stock is then subject to forfeiture based only upon such Participant’s service, then a portion of the shares of Restricted Stock shall vest as of the Participant’s Separation Date, calculated as follows: the number of shares subject to such award shall be multiplied by a fraction (i) the numerator of which is the number of days in such period prior to such Participant’s Separation Date, and (ii) the denominator of which is the total number of days in such period. Shares of Common Stock subject to certification or delivery hereunder shall be certificated and delivered as soon as practicable after the Participant’s Separation Date.

c.

If such separation is not on account of a reason specified in subparagraph (a) or (b) hereof, Restricted Stock shall be deemed canceled and forfeited to the Company as of the affected Participant’s Separation Date.

7.6    Shareholder Rights. Subject to any restrictions or limitations imposed in an Incentive Agreement or as otherwise provided in Section 7.3 hereof, each Participant receiving an award of Restricted Stock hereunder shall have the full voting rights of a stockholder with respect to such shares during any Restriction Period in which the shares are subject to Performance Objectives or forfeiture or other restrictions on transfer.

Section 8 -	Restricted Stock Units

8.1    Credit. The Committee may credit Restricted Stock Units to a Ledger Account maintained for a Participant hereunder, subject to the following terms and conditions:

a.	The number of RSUs shall be determined by the Committee and shall be subject to adjustment as provided in Section 3.5 hereof;

b.

The settlement or other vesting of RSUs shall be subject to such Performance Objectives, service vesting conditions, subject to Section 4.5(b), and/or other restrictions as the Committee deems appropriate; and

c.	Units and other amounts credited to a Ledger Account, including vested units or amounts, shall be settled as of the date designated by the Committee (the “Settlement Date”).

8.2    Dividend Equivalents. During any period in which RSUs are credited to a Ledger Account, the Committee may provide: (a) that an amount equal to any cash dividends payable with respect to Common Stock represented by such units shall be credited to such account as of each dividend payment date; and/or (b) that any stock dividend, stock split or other recapitalization shall be reflected in the credits made to such Ledger Account and settled in accordance with the provisions of Section 7.3 hereof.

Notwithstanding anything to the contrary herein, if the vesting of the RSUs is based upon the achievement of Performance Objectives, any and all cash and stock dividends payable on the underlying shares of Common Stock shall not be paid currently, but shall accrue and remain subject to the achievement of the Performance Objective applicable to the underlying RSUs.

8.3    Effect of Separation From Service. Unless otherwise provided in an Incentive Agreement, if a Participant Separates from Service with the Company and its Affiliates prior to the Settlement Date, his or her Ledger Account shall be settled in the manner applicable to Restricted Stock set forth in Section 7.5 hereof, if permitted under Section 409A of the Code.

8.4    Settlement. Except on account of a Separation from Service, the settlement of RSUs and other amounts credited to a Ledger Account shall be made as of the Settlement Date in accordance with the terms and conditions imposed by the Committee. When any such RSU or other amount becomes subject to settlement, the affected Participant shall be entitled to receive a distribution in such form, which may include shares of Common Stock, Restricted Stock, cash or a combination thereof, as the Committee shall determine and in accordance with the requirements of Section 409A.

8.5    Not a Stockholder. The allocation of units or other amounts to a Ledger Account shall not entitle a Participant to exercise the rights of a stockholder of the Company, until the issuance of shares of Common Stock with respect thereto.

Section 9 -	Stock Appreciation Rights

9.1    General Provisions. The Committee may grant Stock Appreciation Rights to such Participants as it may designate, from time to time, subject to the following:

a.	Each SAR granted hereunder shall relate to the number of shares of Common Stock designated by the Committee on the Grant Date.

b.	The Base Amount of each SAR shall be determined by the Committee on the Grant Date and shall not be less than the Fair Market Value of a share of Common Stock determined as of such date.

c.

The exercise of each SAR shall be subject to such Performance Objectives, service vesting, subject to Section 4.5(b), or other conditions as the Committee deems appropriate and shall be imposed on the Grant Date.

d.

The term of each SAR granted hereunder shall not exceed ten years, after which time any portion of the SAR that remains unexercised, whether or not then vested, shall expire and be canceled and forfeited to the Company.

9.2    Manner of Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Committee, specifying the number of SARs to be exercised. Upon the receipt of such notice, and subject to the limitations and requirements set forth in Section 6.7 hereof, the Committee shall promptly thereafter deliver to the affected Participant shares of Common Stock, shares of Restricted Stock, cash or a combination thereof, as determined in its discretion, having a Fair Market Value equal to the Settlement Amount.

9.3    Determination of Settlement Amount. The amount payable to any Participant on account of the exercise of his or her SARs shall be determined by multiplying:

a.	The number of shares of Common Stock with respect to which such SAR is exercised; by

b.	The excess of the Fair Market Value of a share of Common Stock on the exercise date over the Base Amount.

9.4    Effect of Separation From Service. Unless otherwise specified by the Committee, a SAR granted hereunder shall be exercisable only while a Participant is an Employee or consultant of the Company or an Affiliate and thereafter in accordance with the provisions of Section 6.3 hereunder.

9.5    No Dividend Equivalent Rights. Participants holding SARs shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the SAR.

Section 10 -	Other Stock-Based Awards

10.1    General Provisions. The Committee may grant Other Stock-Based Awards to such Participants as it may designate, from time to time. Other Stock-Based Awards are awards not specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of the Plan. The settlement or other vesting of Other Stock-Based Awards shall be subject to such Performance Objectives, service vesting conditions, subject to Section 4.5(b), and/or other restrictions as the Committee deems appropriate. The Committee shall determine other terms and conditions of any such Other Stock-Based Award, and may provide that such awards would be payable in whole or in part in cash.

10.2    Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, the Committee may determine to pay dividend equivalent rights with respect to an Other Stock-Based Award, in which case, unless determined by the Committee to be paid currently, the Company shall establish a Ledger Account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the shares underlying each such award. Notwithstanding anything to the contrary herein, if the vesting of the Other Stock-Based Award is based upon the achievement of Performance Objectives, any and all cash and stock dividends payable on the underlying shares of Common Stock shall not be paid currently, but shall accrue and remain subject to the achievement of the Performance Objective applicable to the underlying award.

Section 11 -	General Provisions

11.1    Amendment and Termination.

a.	The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

i.

without the approval of the shareholders, (A) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (B) materially increase the benefits accruing to Participants under the Plan, (C) materially expand the classes of persons eligible to participate in the Plan, (D) expand the types of Awards available for grant under the Plan, (E) materially extend the term of the Plan, (F) materially change the method of determining the exercise price of Options or Stock Appreciation Rights, or (G) amend Section 11.1(b) to permit a reduction in the exercise price of Options or SARs; or

ii.	materially impair, without the consent of the Participant, an Incentive previously granted.

b.

The Committee shall possess the authority to amend the terms of any individual Incentive Agreement hereunder; provided, however, that no such amendment shall materially impair the terms of any such Incentive without the consent of each affected Participant and no such amendment shall: (a) reduce the Exercise Price of an Option or the Base Amount applicable to a SAR; or (b) cancel or exchange an outstanding Option or SAR for cash, another Incentive or for other Options with a lesser Exercise Price or Base Amount, except to the extent such action is contemplated under Section 3.5 hereof in connection with a corporate transaction involving the Company or is not otherwise deemed to constitute a direct or indirect repricing of such Option or SAR.

11.2    Transferability of Incentives. No Incentive granted hereunder shall be transferred, pledged, assigned, hypothecated, alienated or otherwise encumbered or sold by the holder thereof, whether by operation of law or otherwise, and whether voluntarily or involuntarily (except in the event of the holder’s death by will or the laws of descent and distribution) and neither the Board, the Committee nor the Company shall be required to recognize any attempted assignment of such rights by any Participant. During a Participant’s lifetime, an Incentive may be exercised only by the Participant or by the guardian or legal representative of such person. In the event of a purported assignment, transfer or division which is otherwise prohibited hereunder, such Incentive, whether or not vested, shall be forfeited and canceled, without the requirement of further notice or the payment of compensation.

11.3    Withholding. The Company shall have the right to withhold from any payment or distribution made hereunder, or to collect as a condition of any such payment or distribution, any amount required by law to be withheld. Unless otherwise provided in an Incentive Agreement, a Participant who is an Employee may satisfy this obligation, in whole or in part, by directing the Company to withhold from any payment or distribution shares of Common Stock having a Fair Market Value equal to the minimum amount required to be withheld (or, if permitted by the Committee, such other rate as will not cause adverse accounting consequences and if permitted under IRS withholding rules) for federal and state tax purposes, including payroll taxes. Common Stock withheld hereunder shall be valued at Fair Market Value, determined as of the date on which such shares are otherwise subject to settlement or distribution hereunder.

11.4    Change in Control.

a.

Unless otherwise provided in an Incentive Agreement, a Participant's Separation from Service without Cause or for Good Reason during the 24-month period following a Change in Control shall have the following effect on the Participant's outstanding Incentives as of the date of the Participant's Separation Date: (i) all Options and SARs shall become immediately exercisable with respect to 100% of the shares subject to such Options or SARS, and (ii) all time-vesting restrictions on other Awards shall lapse. With respect to outstanding Incentives subject to performance conditions, unless otherwise provided in an Incentive Agreement, upon a Change in Control, all performance measures will be disregarded and the Incentive will convert to a corresponding time-vested Incentive at the target payout level, which will vest on the earlier of (i) the last day of the Performance Cycle, provided the Participant remains an Employee or consultant through the Performance Cycle, or (ii) the date of the Participant's Separation from Service without Cause or for Good Reason.

b.

In addition, in the event of a Change in Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company's shareholders or any Participant with respect to his or her outstanding Incentives, take one or more of the following actions:

i.

arrange for or otherwise provide that each outstanding Incentive shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”);

ii.

require that all outstanding Options and SARs be exercised on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Options and SARs shall terminate;

iii.

arrange or otherwise provide for the payment of cash or other consideration to Participants representing the value of such Awards in exchange for the satisfaction and cancellation of outstanding Awards; provided, however, that in the case of any Option or SAR with an exercise price that equals or exceeds the price paid for a share in connection with the Change in Control, the Committee may cancel the Option or SAR without the payment of consideration therefor; or

iv.	make such other modifications, adjustments or amendments to outstanding Incentives or this Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 3.5.

11.5    Additional Legal Requirements.

a.

Delivery of certificates representing shares of Common Stock issuable on the exercise or vesting of an Incentive shall be made by the Company promptly after receipt of notice of exercise and payment in full of the Exercise Price, if applicable, or the vesting of the Incentive or the Company may effect such delivery by means of book entry securities; provided, however, that the Company’s obligation to deliver certificates or make a book entry hereunder: (a) shall be contingent upon the execution of such agreements as the Company may request; (b) shall be contingent upon provision for the withholding of any taxes due upon the exercise or vesting of the Incentive; (c) may be postponed, in the sole discretion of the Company, for any period necessary to list, register or otherwise qualify the shares under Federal securities laws or any applicable state securities laws; and (d) may be conditioned upon the making of such additional representations and warranties or certifications as the Committee or the Company may reasonably request.

b.

Incentives granted hereunder and Common Stock issued in connection therewith shall be subject to all applicable Federal and state securities law requirements. Notwithstanding any provision of the Plan or any Incentive Agreement to the contrary, the Company shall have no obligation to issue Common Stock to a Participant hereunder if the Company reasonably determines that such issuance would constitute a violation of any applicable Federal or state securities law or any rule or regulation promulgated thereunder. The inability of the Company to issue Common Stock hereunder shall relieve the Company of any liability for the delay or failure to issue or sell such shares.

c.

The obligation of the Company or any of its Affiliates to deliver Common Stock to any Participant hereunder, or to deliver such stock free of restriction, shall be subject to all applicable laws, regulations, rules and approvals deemed necessary or appropriate by the Committee. Certificates for shares of Common Stock issued hereunder may be legended, as the Committee shall deem appropriate.

11.6    Fractional Shares. No fractional shares shall be issued or delivered pursuant to the Plan or any Incentive hereunder. The Committee shall determine whether cash, securities, or other property shall be paid or transferred in lieu of a fractional share or whether such fractional share or any rights thereto shall be canceled, terminated, or otherwise eliminated.

11.7    Certificates. All certificates for shares of Common Stock issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or any stock exchange upon which such shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.8    Additional Holding Period. Notwithstanding any provision of this Plan to the contrary, Common Stock issued with respect to any Incentive hereunder may be subject to such further holding period as the Committee deems necessary or appropriate.

11.9    Governing Law. The Plan and any Incentive granted under the Plan shall be governed by the laws of the State of Louisiana, without regard to the conflicts of laws provisions thereof.

11.10    Other Benefits. Incentives granted to a Participant under the terms of the Plan shall not impair or otherwise reduce such Participant’s compensation, life insurance or other benefits provided by the Company or its Affiliates; provided, however, that the value of Incentives shall not be treated as compensation for purposes of computing the value or amount of any such benefit.

11.11    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, and other types of Incentives provided for hereunder (subject to shareholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

11.12    Status. A Ledger Account established hereunder, including units credited thereto, shall be a bookkeeping entry only and shall not require the Company or any Affiliate to segregate or otherwise earmark or reserve assets. No shares of Common Stock shall be issued or issuable at the time units are credited to a Ledger Account established hereunder.

Neither the Plan nor any Incentive shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments (including shares of Common Stock) from the Company pursuant to an Incentive, such right shall be no greater than the right of any unsecured general creditor of the Company.

11.13    Code Section 409A. If and to the extent units or other amounts credited to a Ledger Account hereunder are deemed to constitute deferred compensation within the meaning of Code Section 409A:

a.

If any amount is payable to a specified employee (as defined in Code Section 409A) on account of his or her Separation from Service, such payment shall be delayed until the date determined in accordance with such section, without liability for loss of investment opportunity or value on account of such delay.

b.	Any Incentive that may be paid or settled in one of two years hereunder shall be paid or settled in the later year.

To the extent any Incentive granted hereunder is deemed deferred compensation within the meaning of Code Section 409A, this Plan and any affected Incentive Agreement shall be interpreted and construed in accordance with such section; if the Committee reasonably determines that any Participant hereunder may be subject to the tax imposed under Code Section 409A, notwithstanding any provision of this Plan to the contrary, the Committee, in its discretion, may amend or rescind the terms of any Incentive hereunder to the extent necessary or advisable to avoid the imposition of such tax.

11.14    Incentive Agreements. The terms of each Incentive granted or awarded hereunder shall be evidenced by an Incentive Agreement setting forth the terms and conditions applicable to such Incentive; such agreement shall be made in writing or by such electronic means as the Committee deems appropriate.

11.15    Clawback. Notwithstanding any other provisions of this Plan, any Incentive which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

11.16    Data Privacy. As a condition of receipt of any Incentive, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Incentives and such Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Incentives (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Incentives and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Incentives and such Participant’s participation in the Plan. By accepting an Incentive, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and such Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Incentives and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. However, if a Participant refuses or withdraws the consents described herein, the Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Incentives.